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                                                                     Exhibit 4.1



                               PURCHASE AGREEMENT

                  THIS PURCHASE AGREEMENT ("Agreement") is made as of the 20th day of September, 1999 by and between InKine Pharmaceutical Company, Inc., a New York corporation (the "Company"), and the Investors set forth on the signature page affixed hereto (each an "Investor" and collectively the "Investors").

                                    RECITALS

                  A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the 1933 Act (defined below);

                  B. Each Investor wishes to purchase, and the Company wishes to sell and issue to each Investor, upon the terms and conditions stated in this Agreement, that number of shares of the common stock of the Company, $0.0001 par value per share (the "Common Stock") and that number of warrants to purchase Common Stock in the form attached hereto as EXHIBIT A (the "Warrants"), as are set forth on the signature page attached hereto and executed by each such Investor for an aggregate offering of up to $3,000,000; and

                  C. Contemporaneous with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, in the form attached hereto as EXHIBIT B (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and applicable state securities laws;

                  In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings here set forth:

                  1.1 "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.

                  1.2 "Agreements" means this Agreement, the Registration Rights Agreement, and the Warrants.

                  1.3 "Closing" means the consummation of the transactions contemplated by this Agreement, and "Closing Date" shall have the meaning set forth in Section 3, below.

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                  1.4 "Control" means the possession , direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  1.5 "Market Price" means the average of the five lowest closing bid prices of the Company's Common Stock over the twenty-five (25) trading days immediately preceding the applicable date.

                  1.6 "Material Adverse Effect" means a material adverse effect on the (i) condition (financial or otherwise), business, assets, or results of operations of the Company and its subsidiaries, taken as a whole; (ii) ability of the Company to perform any of its material obligations under the terms of this Agreement; or (iii) rights and remedies of the Investor under the terms of this Agreement.

                  1.7 "Person" means an individual, corporation, limited liability company, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

                  1.8 "SEC Filings" has the meaning set forth in Section 4.6.

                  1.9 "Securities" means the Shares, the Warrants and the Warrant Shares (defined below).

                  1.10 "Shares" means the shares of Common Stock being purchased by the Investors hereunder.

                  1.11 "Warrant Shares" means the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants.

                  1.12 "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  1.13 "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         2. Purchase and Sale of the Shares and Warrants. Subject to the terms and conditions of this Agreement, each of the Investors hereby severally, and not jointly, agrees to purchase, and the Company hereby agrees to sell and issue to the Investor, the number of Shares and Warrants to purchase the number of Shares of Common Stock set forth on such Investor's signature page attached hereto. The number of shares to be purchased by each Investor shall be determined by dividing such Investor's aggregate purchase price (as such aggregate purchase price is set forth on such Investor's signature page attached hereto), by an amount equal to 80% of the Market Price on the date hereof (the "Purchase Price"). The number of shares of Common Stock purchasable by each Investor pursuant to the Warrants shall be equal to 33% of the number

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of Shares purchased by such Investor and the exercise price of such Warrants shall be 110% of the Market Price.

         3. Closing. On the date of this Agreement, the Purchase Price shall be determined. The Company shall promptly deliver to Investors' counsel, in trust, a certificate or certificates, registered in such name or names as the Investors shall have designated, representing all of the Shares and all of the Warrants, with instructions that such certificates are to be held for release to the Investors only upon payment of the Purchase Price to the Company. Upon receipt by counsel to the Investors of the certificates, the Investors shall promptly cause a wire transfer in same day funds to be sent to the account of the Company as instructed in writing by the Company, in an amount representing the entire Purchase Price, less the amount due pursuant to Section 10.5 below, which shall be paid directly to Tail Wind, Inc. On the date the Company receives such funds, the certificates evidencing the Shares and the Warrants shall be released to the Investors (and such date shall be deemed the "Closing Date").

         4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors that:

                  4.1 Organization, Good Standing and Qualification. The Company and each of its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and own its properties. The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or licensing necessary unless the failure to so qualify would not have a Material Adverse Effect.

                  4.2 Authorization. The Company has the requisite corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Agreements, (ii) authorization of the performance of all obligations of the Company hereunder or thereunder, and
(iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities. The Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors' rights generally and general principles of equity.

                  4.3 Capitalization. Set forth on Schedule 4.3 hereto is (a) the authorized capital stock of the Company on the date hereof; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company's stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Shares and the Warrants) exercisable for, or convertible into or exchangeable for any shares of capital stock. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth on Schedule 4.3, no Person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of

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the Company. Except as set forth on Schedule 4.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, or in the case of the Company, to transfer any equity securities of any kind of any subsidiary of the Company, and except as contemplated by this Agreement, the Company and its subsidiaries are not currently in negotiations for the issuance of any equity securities of any kind, or in the case of the Company, the transfer of any equity securities of any kind of any subsidiary of the Company. Except as set forth on Schedule 4.3, the Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the securityholders of the Company relating to the securities of the Company held by them. Except as set forth on Schedule 4.3, the Company has not granted any Person the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

                  4.4 Valid Issuance. The Company has reserved a sufficient number of shares of Common Stock for the issuance of the Shares pursuant to this Agreement and upon exercise of the Warrants. The Company will take such steps as may be necessary to reserve sufficient shares for issuance pursuant to Section 7 below when such issuance is determinable. The Shares and Warrants are duly authorized, and such Securities, along with the Warrant Shares when issued in accordance herewith and with the terms of the Warrants, will be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws.

                  4.5 Consents. The execution, delivery and performance by the Company of the Agreements and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and the requirements of the Nasdaq Stock Market, and post-sale filings that the Company undertakes to file within applicable periods pursuant to applicable state and federal securities laws.

                  4.6 Delivery of SEC Filings; Business. The Company has provided the Investors with copies of the Company's most recent Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998, and all other reports filed by the Company pursuant to the 1934 Act since the filing of the Annual Report on Form 10-KSB and prior to the date hereof (collectively, the "SEC Filings"). The Company and its subsidiaries are engaged only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description of the business of the Company and its subsidiaries as of the date of such SEC Filings.

                  4.7 Use of Proceeds. The proceeds of the sale of the Common Stock and the Warrants hereunder shall be used by the Company for working capital and general corporate purposes.

                  4.8 No Material Adverse Change. Since the filing of the Company's most recent Annual Report on Form 10-KSB or as otherwise identified and described in subsequent

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reports filed by the Company pursuant to the 1934 Act or as set forth on
Schedule 4.8 hereto, there has not been:

                       (i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, except changes in the ordinary course of business which have not had, in the aggregate, a Material Adverse Effect;

                       (ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

                       (iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or any of its subsidiaries;

                       (iv) any waiver by the Company or any of its subsidiaries of a valuable right or of a material debt owed to it;

                       (v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any of its subsidiaries, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

                       (vi) any material change or amendment to a material contract or arrangement by which the Company or any of their subsidiaries or any of its assets or properties is bound or subject;

                       (vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any of its subsidiaries;

                       (viii) any transaction entered into by the Company or any of its subsidiaries other than in the ordinary course of business; or

                       (ix) any other event or condition of any character that might have a Material Adverse Effect.

                  4.9      SEC Filings; Material Contracts.

                       (a) During the preceding three years, as of its filing date, each report filed by the Company with the SEC pursuant to the 1934 Act, complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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                       (b) During the preceding three years, each registration
statement and any amendment thereto filed by the Company with the SEC pursuant to the 1933 Act, as of the date such statement or amendment became effective, complied as to form in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                       (c) Except as set forth on Schedule 4.3 hereto, there are no agreements or instruments currently in force and effect that constitute a warrant, option, convertible security or other right, agreement or arrangement of any character under which the Company is or may be obligated to issue any material amounts of any equity security of any kind, or to transfer any material amounts of any equity security of any kind.

                  4.10 Form S-3 Eligibility. The Company is currently eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the 1933 Act.

                  4.11 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Agreements by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company's Articles of Incorporation ("Articles") or the Company's Bylaws ("Bylaws"), both as in effect on the date hereof, or (ii) except where it would not have a Material Adverse Effect, (a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, or (b) any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject.

                  4.12 Tax Matters. The Company and its subsidiaries have timely prepared and filed all tax returns required to have been filed by the Company and its subsidiaries with all appropriate governmental agencies and timely paid all taxes owed by them. There are no material unpaid assessments against the Company or any of its subsidiaries nor, to the knowledge of the Company, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except such as which are not material. All material taxes and other assessments and levies that the Company or any subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or to the knowledge of the Company threatened against the Company or any subsidiary or any of their respective assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company or any subsidiary and any other corporation or entity.

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                  4.13 Title to Properties. Except as disclosed in the SEC
Filings, the Company and its subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and its subsidiaries hold any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

                  4.14 Certificates, Authorities and Permits. The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them, unless the failure to possess such certificates, authorities, or permits would not have a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

                  4.15 No Labor Disputes. No material labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent.

                  4.16 Intellectual Property. The Company and its subsidiaries have sufficient title or adequate rights or licenses to use the inventions, know-how, patents, copyrights, trademarks, trade names, confidential information and other intellectual property (collectively, "Intellectual Property Rights"), material to and used in the conduct of the business now operated by them, or presently employed by them, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights. Schedule 4.16 sets forth a list by serial number and title of the patents and/or patent applications owned or possessed by the Company or any of its subsidiaries. To the knowledge of the Company such patents and the present activities of the Company do not infringe any patent, copyright, trademark, trade name or other proprietary rights of any third party.

                  4.17 Environmental Matters. Neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation that might lead to such a claim.

                  4.18 Litigation. Except as disclosed in the SEC Filings or on
Schedule 4.18 hereto, there are no pending actions, suits or proceedings against or to the knowledge of the

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Company affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or which are otherwise material in the context of the sale of the Securities; and to the Company's knowledge, no such actions, suits or proceedings are threatened or contemplated.

                  4.19 Financial Statements. The financial statements included in each SEC Filing present fairly and accurately in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates shown and their consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the date hereof, to the best of the Company's knowledge, the Company has no liabilities, contingent or otherwise, except those which individually or in the aggregate are not material to the financial condition or operating results of the Company.

                  4.20 Insurance Coverage. The Company and its subsidiaries maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted, and properties owned or leased, by the Company and its subsidiaries, and the Company reasonably believes such insurance coverage to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

                  4.21 Compliance with Nasdaq Continued Listing Requirements. The Company is in compliance with all applicable Nasdaq continued listing requirements. There are no proceedings pending or to the Company's knowledge threatened against the Company relating to the continued listing of the Company's Common Stock on the Nasdaq SmallCap Market and the Company has not received any notice of, nor to the knowledge of the Company is there any basis for, the delisting of the Common Stock from the Nasdaq SmallCap Market.

                  4.22 Acknowledgement of Dilution. The number of shares of Common Stock issuable pursuant to this Agreement may increase substantially in the event the Company issues securities to third parties in the future under certain circumstances pursuant to Section 7 hereof. The Company's executive officers and directors have studied and fully understand the nature of the transactions being contemplated hereunder and recognize that they have a potential dilutive effect.

                  4.23 Brokers and Finders. Except as set forth on Schedule 4.23 hereof, the Company shall have no liability or responsibility for the payment of any commission or finder's fee to any third party in connection with or resulting from this Agreement or the transactions contemplated by this Agreement. No agreement by the Company with any third party will give rise to any liability or responsibility of any Investor for a finder's fee or commission related to this Agreement and the transactions contemplated hereby.

                  4.24 No Directed Selling Efforts or General Solicitation. Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising

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(as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

                  4.25 No Integrated Offering. Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the 1933 Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

                  4.26 Disclosures. No representation or warranty made under any Section hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances under which the statements were made, not misleading.

         5. Representations and Warranties of the Investor. Each of the Investors hereby severally, and not jointly, represents and warrants to the Company that:

                  5.1 Organization and Existence. The Investor is a duly organized or incorporated, validly existing corporation or limited liability company in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or limited liability company power and authority to enter into this Agreement and the Registration Rights Agreement and invest in the Securities pursuant to this Agreement.

                  5.2 Authorization. The execution, delivery and performance by the Investor of the Agreements have been duly authorized and the Agreements will each constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their terms.

                  5.3 Purchase Entirely for Own Account. The Securities to be received by the Investor hereunder will be acquired for investment for the Investor's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

                  5.4 Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. The Investor acknowledges that the securities to be received by the Investor hereunder involve a high degree of risk and shall not be purchased by a Person who cannot afford the loss of their entire investment.

                  5.5 Disclosure of Information. The Investor has received all of the SEC Filings and has had an opportunity to receive additional documents related to the Company and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, amend or affect the Investor's right to rely on the Company's representations and warranties contained in this Agreement.

                  5.6 Restricted Securities. The Investor understands that the Securities are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

                  5.7 Legends. It is understood that, until registration for resale pursuant to the Registration Rights Agreement, certificates evidencing the Securities may bear one or all of the following legends:

                           (a) "The shares represented by this certificate may
not be transferred without (i) the opinion of counsel satisfactory to the corporation that such transfer may lawfully be made without registration under the Securities Act of 1933 or qualification under applicable state securities laws; or (ii) such registration or qualification."

                           (b) If required by the authorities of any state in
connection with the issuance of sale of the Securities, the legend required by such state authority.

                  Upon registration for resale pursuant to the Registration Rights Agreement, the Company shall promptly cause certificates evidencing the Shares previously issued hereunder to be replaced with certificates which do not bear such restrictive legends, and each Investor will thereafter sell the Common Stock evidenced by such certificates only pursuant to the Prospectus (as defined in the Registration Rights Agreement) or pursuant to Rule 144(k) of the 1933 Act.

                  5.8 Accredited Investor. The Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

                  5.9 No General Solicitation. The Investor did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

                  5.10 Reliance. The Investor understands and acknowledges that
(i) the Securities to be acquired by it hereunder are being offered and sold to it without registration under the 1933 Act in a private placement that is exempt from the registration provisions of the 1933 Act and (ii) the availability of such exemption depends in part on and the Company will rely upon the accuracy and truthfulness of the representations contained herein and the Investor hereby consents to such reliance.

                  5.11 Transactions in Common Stock. The Investor has not, during the thirty (30) trading days immediately preceding the date hereof, sold or established a short position in, any shares of Common Stock.

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                  5.12 Address/Jurisdiction of Investors. The address and
jurisdiction of formation set forth opposite each Investors name on the signature pages attached hereto are true and correct and constitute the domicile or residence of such Investor.

         6. Registration Rights Agreement. The parties acknowledge and agree that part of the inducement for the Investor to enter into this Agreement is the Company's execution and delivery of the Registration Rights Agreement. The parties acknowledge and agree that simultaneously with the execution hereof, the Registration Rights Agreement is being duly executed and delivered by the parties thereto.

         7. Covenants and Agreements of the Company.

                  7.1      Subsequent Sale at Lower Price.

                           (a) Required Adjustments. Subject to the exclusions
contained in Section 7.1(f) below, if during the period ending on the later of
(i) thirty-six (36) months following the Closing Date and (ii) thirty-three (33) months following the date of effectiveness of the Registration Statement covering the Shares as contemplated by the Registration Rights Agreement (the "MFN Period"), the Company sells any shares of its Common Stock in a capital raising transaction at a Per Share Selling Price lower than the Purchase Price per share set forth in Section 2 hereof, the Purchase Price per share of the Shares sold to the Investors hereunder shall be adjusted downward to equal such lower Per Share Selling Price and Investors shall be entitled to receive the additional shares as provided by Section 7.1(c) and additional Warrants equal to 33% of the additional shares. The Company shall give to the Investors written notice of any such sale within 24 hours of the closing of any such sale. For so long as an Investor owns 51% or more of the Shares originally acquired by such Investor hereunder, such Investor shall be entitled to the full benefit of the Purchase Price adjustment required by this Section 7.1 in respect of all Shares originally acquired; in the event an Investor then owns less than 51% of the Shares originally acquired by it hereunder, such Investor shall be entitled to additional shares only with respect to the number of Shares originally acquired and then owned by such Investor as provided in Section 7.1(c). The parties agree that for purposes of this Section 7 (including determination of the number of originally acquired shares held by an Investor) shares of Common Stock sold or otherwise disposed of by an Investor shall be deemed to be those originally acquired hereunder until that number is reduced to zero.

                           (b)      Definitions.

                                    (i) For the purposes of this Section 7.1,
the term "Per Share Selling Price" as used in this Section 7.1 shall include the amount actually paid by third parties for each share of Common Stock. In the event a fee in excess of 6% is paid by the Company in connection with such transaction, any such excess amount shall be deducted from the selling price pro rata to all shares sold in the transaction to arrive at the Per Share Selling Price. A sale in a capital raising transaction of shares of Common Stock shall include the sale or issuance of rights, options, warrants or convertible securities under which the Company is or may become obligated to issue shares of Common Stock, and in such circumstances the Per Share Selling Price of the Common Stock covered thereby shall also include the exercise or conversion price thereof (in addition to the consideration received by the Company upon such sale or issuance less the excess fee amount as provided above). In case of any such security issued within the MFN Period in a "Variable Rate Transaction" or an "MFN Transaction" (each as defined below), the Per Share Selling Price shall be deemed to be the lowest conversion or exercise price at which such securities are converted or exercised or might have been converted or exercised in the case of a Variable Rate Transaction, or the lowest adjustment price in the case of an MFN Transaction, each over the life of such securities. If shares are issued for a consideration other than cash, the Per Share Selling Price shall be the fair value of such consideration as determined in good faith by independent certified public accountants mutually acceptable to the Company and the Investors.

                                    (ii) The term "Variable Rate Transaction"
shall mean a transaction in which the Company issues or sells (a) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (b) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for resale pursuant to the 1933 Act.

                                    (iii) The term "MFN Transaction" shall mean
a transaction in which the Company issues or sells any equity securities in a capital raising transaction or series of related transactions (the "New Offering") which grants to an investor (the "New Investor") the right to receive additional shares based upon future equity raising transactions of the Company on terms more favorable than those granted to the New Investor in the New Offering.

                                    (iv) The term "MFN Period" shall have the
meaning set forth in Section 7.1(a), above.

                          (c) Adjustment Mechanism. If an adjustment of the
Purchase Price is required pursuant to Section 7.1(a), the Company shall deliver to the Investors within ten (10) business days of the closing of the transaction giving rise to the adjustment ("Delivery Date") each Investor's pro-rata share of such number of additional shares of Common Stock equal to (i) the aggregate Purchase Price paid by such Investor divided by the adjusted per share purchase price as required under Section 7.1(a), minus (ii) the total number of shares of Common Stock previously delivered to that Investor hereunder; provided however, that the Company shall effect such adjustment in cash, in whole or in part, to the extent required by Section 7.1(d). In the event the Company fails to deliver the additional shares (or cash, as the case may be) within five (5) days of the Delivery Date, the Company shall be liable to the Investors for a penalty equal to 2% of the aggregate Purchase Price adjustment per month (in each instance to such Investor pro rata in accordance with its participation in this offering), payable in Common Stock or cash, at each Investor's election.

                          (d) Limitation on Number of Shares. No Investor shall
be required to accept, by way of any such adjustment a number of shares of the Company such that the total number of such shares held by an Investor as of the date of such adjustment would exceed 9.90% of the total outstanding Common Stock of the Company. In addition, in no event shall the Company issue to the Investors additional shares pursuant to this Section 7 such that the total number of shares issued to the Investors (when added to the Warrant Shares) pursuant to this Agreement would exceed 19.9% of the Company's issued and outstanding shares of Common Stock on the date hereof. The Company shall effect the adjustment required by this Section by cash refund (in an amount equal to the amount paid plus 15%) to the extent necessary to avoid causing the aforesaid limitations to be exceeded. Only shares acquired pursuant to this Agreement will be included in determining whether the limitations would be exceeded for purposes of this Section 7.1(d).

                          (e) Capital Adjustments. In case of any stock split or
reverse stock split, stock dividend, reclassification of the common stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company, the provisions of Section 7.1 shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof.

                          (f) Exclusions. Section 7.1(a) and Section 7.2 shall
not apply to (i) sales of shares of Common Stock by the Company upon conversion or exercise of any convertible securities, options or warrants outstanding prior to the date hereof pursuant to the terms of such securities, options or warrants on the date hereof; or (ii) sales of shares of Common Stock by the Company pursuant to the provisions of any option plan in existence on the date hereof or a subsequently adopted and shareholder-approved employee option or similar plan.

                  7.2      Limitation on Transactions.

                          (a) Until the date of effectiveness of the
Registration Statement covering the Shares as contemplated by the Registration Rights Agreement, without the prior written consent of the Investors (which consent may be withheld in the Investors' discretion), the Company shall not issue or sell or agree to issue or sell for cash in a non-public offering any equity securities in a capital raising transaction.

                          (b) Until the earlier of (i) the expiration of the MFN
Period, and (ii) the date on which the Investors own less than fifteen percent (15%) of the Securities acquired hereunder, without the prior written consent of the Investors (which consent may be withheld in the Investors' discretion), the Company shall not issue or sell, or agree to issue or sell, for cash in a non-public offering (A) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (B) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for resale pursuant to the 1933 Act (clauses (A) and (B) are collectively "Variable Rate Transactions"); provided, however, that the foregoing limitation on Variable Rate Transactions shall not apply to any such securities convertible into an amount of Common Stock at any time equal to or less than eight percent (8%) of the Company's outstanding shares of Common Stock or, in the case of a Variable Rate Transaction with a minimum conversion or exercise price of $1.25 per share of Common Stock, equal to or less than fifteen percent (15%) of the Company's outstanding shares of Common Stock; or (C) any other debt financing in excess of $750,000.

                  7.3 Right of First Refusal in Future Transactions. Until the earlier of (i) the expiration of the MFN Period and (ii) the date on which the Investors own less than fifteen percent (15%) of the Securities acquired hereunder, the Company shall give ten (10) calendar days advance written notice to the Investors prior to any non-public offer or sale of any of its equity securities or any securities convertible into or exchangeable or exercisable for such securities by providing to the Investors a comprehensive term sheet containing all significant business terms of such a proposed transaction. The Investors shall have the right (pro rata in accordance with such Investor's participation in this offering, or together with other investors selected by the Investors and reasonably acceptable to the Company) to purchase all (but not less than all) of such securities which are the subject of such a proposed transaction for the same consideration and on the same terms and conditions as contemplated for such third-party sale. The Investor(s)' right hereunder must be exercised in writing by the Investor(s) within seven calendar days following receipt of the notice from the Company. If, subsequent to the Company giving notice to the Investors hereunder but prior to the Investor exercising its right to participate (or the expiration of the seven-day period without response from the Investor), the terms and conditions of the proposed third-party sale are changed from that disclosed in the comprehensive term sheet provided to the Investors, the Company shall be required to provide a new notice to the Investors hereunder and the Investors shall have the right, which must be exercised within five calendar days of such new notice, to exercise its rights to purchase the securities on such changed terms and conditions as provided hereunder. In the event the Investors do not exercise their rights hereunder, or affirmatively decline to engage in the proposed transaction with the Company, then the Company may proceed with such proposed transaction on the same terms and conditions as noticed to the Investors (assuming the Investors have consented to the transaction, if required, pursuant to Section 7.2 of this Agreement). The rights and obligations of this Section 7.3 shall in no way diminish the other rights of the Investor pursuant to this Section 7.

                  7.4 Opinion of Counsel. On or prior to the Closing Date, the Company will deliver to the Investors the opinion of legal counsel to the Company, in form and substance reasonably acceptable to the Investors, addressing those legal matters set forth in Schedule 7.4 hereto.

                  7.5 Reservation of Common Stock Pursuant to Section 7.1 and Exercise of Warrants. The Company hereby agrees at all times to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrants in accordance with the terms of the Warrants. In addition, as soon as such number is determinable, the Company agrees to reserve such shares as may be necessary to permit the issuances to the Investors required by Section 7.1.

                  7.6 Reports. For so long as the Investors beneficially own ten percent (10%) or more of the Securities, the Company will furnish to the Investors the following reports, each of which shall be provided to the Investors by air mail (within one week after filing with the SEC, in the case of SEC filings):

                          (a) Quarterly Reports. The Company's quarterly report
on Form 10-Q or, in the absence of such report, consolidated balance sheets of the Company and its subsidiaries as at the end of such period and the related consolidated statements of operations, stockholders' equity and cash flows for such period and for the portion of the Company's fiscal year ended on the last day of such quarter, all in reasonable detail and certified by a principal financial officer of the Company to have been prepared in accordance with generally accepted accounting principles, subject to year-end and audit adjustments.

                          (b) Annual Reports. The Company's Form 10-K or, in the
absence of a Form 10-K, consolidated balance sheets of the Company and its subsidiaries as at the end of such year and the related consolidated statements of earnings, stockholders' equity and cash flows for such year, all in reasonable detail and accompanied by the report on such consolidated financial statements of an independent certified public accountant selected by the Company and reasonably satisfactory to the Investor.

                          (c) Securities Filings. Copies of (i) all notices,
proxy statements, financial statements, reports and documents as the Company or any subsidiary shall send or make available generally to its stockholders or to financial analysts, promptly after providing same to the stockholders and (ii) all periodic and special reports, documents and registration statements (other than on Form S-8) which the Company or any subsidiary furnishes or files, or any officer or director of the Company or any of its subsidiaries (in such person's capacity as such) furnishes or files with the SEC.

                  7.7 Press Releases. Any press release or other publicity concerning this Agreement or the transactions contemplated by this Agreement shall be submitted to the Investors for comment at least two (2) business days prior to issuance, unless the release is required to be issued within a shorter period of time by law or pursuant to the rules of a national securities exchange. The Company shall issue a press release concerning the fact and material terms of this Agreement within three (3) business days of the Closing.

                  7.8 No Conflicting Agreements. The Company will not, and will not permit its subsidiaries to, take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the obligations to the Investors under the Agreements.

                  7.9 Insurance. So long as the Investors beneficially own any Securities, the Company shall, and shall cause each subsidiary to, have in full force and effect (a) insurance reasonably believed by the Company to be adequate on all assets and activities of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (b) insurance reasonably believed by the Company to be adequate protection against all liabilities, claims and risks against which it is customary for companies similarly situated as the Company and the subsidiaries to insure.

                  7.10 Compliance with Laws. So long as the Investors beneficially own any Securities, the Company will use reasonable efforts, and will cause each of its subsidiaries to use reasonable efforts, to comply with all applicable laws, rules, regulations, orders and decrees of all governmental authorities, except to the extent non-compliance (in one instance or in the aggregate) would not have a Material Adverse Effect.

                  7.11 Listing of Underlying Shares and Related Matters. The Company hereby agrees, promptly following the Closing of the transactions contemplated by this Agreement, to take such action to cause the Shares and the Warrant Shares to be listed on the Nasdaq SmallCap Market as promptly as possible but no later than the effective date of the registration contemplated by the Registration Rights Agreement. The Company further agrees that if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it will include in such application the Warrant Shares and will take such other action as is necessary to cause such Common Stock to be so listed. For so long as the Investors beneficially own any of the Securities, the Company will take all action necessary to continue the listing and trading of its Common Stock on the Nasdaq SmallCap Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of such exchange, as applicable, to ensure the continued eligibility for trading of the Shares and the Warrant Shares thereon.

                  In the event it is determined that the issuance of the Shares would or does constitute an issuance which, pursuant to the rules or regulations of the Nasdaq SmallCap Market (or any other national securities exchange upon which the Common Stock is or becomes traded), renders the Shares ineligible for inclusion on the Nasdaq (or any other national securities exchange upon which the Common Stock is then traded), then the Company shall promptly redeem such number of Shares held by the Investors (pro rata in accordance with their participation in this offering) which are so ineligible at a per share redemption price equal to 100% of the per share Purchase Price for those Shares as set forth in Section 2 hereof and shall thereupon reduce the Warrant exercise price of all outstanding warrants to the Market Price on the date of such redemption.

                  7.12 Corporate Existence. So long as the Investors beneficially own any of the Shares or Warrants (but in no event longer than five years), the Company shall maintain its corporate existence, except in the event of a merger, consolidation or sale of all or substantially all of the Company's assets, as long as the surviving or successor entity in such transaction (a) assumes the Company's obligations hereunder and under the agreements and instruments entered into in connection herewith, regardless of whether or not the Company would have had a sufficient number of shares of Common Stock authorized and available for issuance in order to fulfill its obligations hereunder and effect the exercise in full of all Warrants outstanding as of the date of such transaction; (b) has no legal, contractual or other restrictions on its ability to perform the obligations of the Company hereunder and under the agreements and instruments entered into in connection herewith; and (c) is a publicly traded corporation whose common stock and the shares of capital stock issuable upon exercise of the Warrants are (or would be upon issuance thereof) listed for trading on the Nasdaq SmallCap Market, New York Stock Exchange or American Stock Exchange or, if not such a publicly traded corporation, any such transaction involves the payment of cash for all outstanding shares of Common Stock and the Investors have the right to elect to have the acquiror purchase all Shares and Warrant Shares then held by the Investors at the price paid by the Investors for such Shares and Warrant Shares.

         8. Survival. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be representations, warranties, covenants and agreements as of the date hereof and shall survive the execution and delivery of this Agreement for a period of two years from the date of this Agreement; provided, however, that the provisions contained in Section 7 hereof shall survive in accordance therewith.

         9.       Arbitration.

                  9.1 Scope. Resolution of any and all disputes arising from or in connection with the Agreements, whether based on contract, tort, common law, equity, statute, regulation, order or otherwise ("Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this
Section 9; provided, that the foregoing shall not preclude equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

                  9.2. Binding Arbitration. The parties hereby agree to submit all Disputes to arbitration for final and binding resolution. Either party may initiate such arbitration by delivery of a demand therefor (the "Arbitration Demand") to the other party. The arbitration shall be conducted in New York, New York by a sole arbitrator selected by agreement of the parties not later than fifteen (15) business days after delivery of the Arbitration Demand, or, failing such agreement, appointed pursuant to the Commercial Arbitration Rules of the America Arbitration Association, as amended from time to time (the "AAA Rules"). If the arbitrator becomes unable to serve, his successor(s) shall be similarly selected or appointed.

                  9.3. Procedure. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties may agree or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing, (a) each party shall have the right to conduct limited discovery of information relevant to the Dispute; (b) each party shall provide to the other, reasonably in advance of any hearing, copies of all documents that a party intends to present in such hearing; (c) all hearings shall be conducted on an expedited schedule; and (d) except as otherwise required by law and as required to conduct the proceedings, all proceedings shall be confidential, except that either party may at its expense make a stenographic record thereof.

                  9.4. Timing. The arbitrator shall complete all hearings not later than 90 days after his or her selection or appointment, and shall make a final award not later than 30 days thereafter. The arbitrator shall apportion all costs and expenses of the arbitration, including the arbitrator's fees and expenses, and fees and expenses of experts ("Arbitration Costs") between the prevailing and non-prevailing party as the arbitrator shall deem fair and reasonable. In circumstances where a Dispute has been asserted or defended against on grounds that the arbitrator deems frivolous, the arbitrator may assess all Arbitration Costs against the non-prevailing party and may include in the award the prevailing party's attorney's fees and expenses in connection with any and all proceedings under this Section 9. Notwithstanding the foregoing, in no event may the arbitrator award multiple or punitive damages.

         10.      Miscellaneous.

                  10.1 Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other party hereto, except that without the prior written consent of the Company, but after notice duly given, an Investor may assign its rights and delegate its duties hereunder to an Affiliate (so long as such Affiliate reaffirms the Investors' representations in Section 5 hereof), and without the prior written consent of the Investors, but after notice duly given and in compliance with this Agreement, the Company may assign its rights and delegate its duties hereunder to any successor-in-interest corporation in the event of a merger or consolidation of the Company with or into another corporation, or any merger or consolidation of another corporation with or into the Company that results directly or indirectly in an aggregate change in the ownership or Control of more than 50% of the voting rights of the equity securities of the Company, or the sale of all or substantially all of the Company's assets. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  10.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  10.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given only upon delivery to each party to be notified by (i) personal delivery, (ii) telex or telecopier, upon receipt of confirmation of complete transmittal, or (iii) an internationally recognized overnight air courier, addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days' advance written notice to the other party:

                           If to the Company:

                                   InKine Pharmaceutical Company, Inc.
                                   Sentry Park East
                                   1720 Walton Road
                                   Blue Bell, PA 19422
                                   Attn: Robert F. Apple, Senior Vice President
                                         and Chief Financial Officer
                                   Facsimile: 610-260-9354

                           If to the Investors, to the addresses set forth on the signature pages hereto.


                  10.5 Fees and Expenses. The parties hereto shall pay their own costs and expenses in connection herewith, except that the Company shall pay to Tail Wind, Inc. a sum equal to 1% of the Purchase Price paid by each Investor as and for reimbursement for legal and due diligence expenses incurred in connection herewith and such amount shall be paid at Closing from gross proceeds of the offering.

                  10.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

                  10.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                  10.8 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Registration Rights Agreement constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

                  10.9 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

                  10.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

                  10.11 Consent of Investors. In the event the Company is required to obtain the consent or approval of the Investors pursuant to the terms of this Agreement, such consent or approval shall be deemed given by the Investors upon the Investors owning a majority of the Securities acquired under the Purchase Agreement giving the Company such consent or approval.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

         The Company:             INKINE PHARMACEUTICAL
                                  COMPANY, INC.


                                  By:_/s/ Leonard S. Jacob, M.D., Ph.D.
                                     ----------------------------------
                                  Name:  Leonard S. Jacob, M.D., Ph.D.
                                  Title:  Chairman and CEO


         The Investors:

                                  By:_/s/ Michael Darville
                                     ----------------------------------
                                  Name:  Michael Darville
                                  Title:  V.P., Dir., Treasurer


                                  By:_/s/ Jason McCarroll
                                     ----------------------------------
                                  Name:  Jason McCarroll
                                  Title:  Authorized Signatory


                                  By:_/s/ Resonance Limited
                                     ----------------------------------
                                  Name:  M. Mandel
                                  Title:


                                  Oxford Bioscience Partners II L.P.

                                  By:_/s/ OBP Management II L.P.
                                     ----------------------------------
                                  Name:
                                  Title:


                                  By:_/s/ Jonathan J. Fleming
                                     ----------------------------------
                                  Name:  Jonathan J. Fleming
                                  Title:  General Partner

                                  Oxford Bioscience Partners (Bermuda) II
                                  Limited Partnership

                                  By:_/s/ OBP Management (Bermuda) II
                                     --------------------------------
                                     Limited Partnership
                                     --------------------------------
                                     Name:
                                     Title:


                                  THE TAIL WIND FUND LTD.
                                  MEESPIERSON (BAHAMAS) LTD.
                                  ATTN:  JASON MCCARRAOLL,
                                  WINDERMERE HOUSE, 404 EAST BAY ST.,
                                  PO BOX SS5539, NASSAU, BAHAMAS
                                  TEL:  242 393 8777  FAX:  242 393 9021

                                  PLEASE COPY ALL CORRESPONDENCE TO:
                                  DAVID CROOK, ESQ.
                                  THE TAIL WIND FUND LTD
                                  C/O EASI
                                  4TH FLOOR NO. 1 REGENT STREET
                                  LONDON, SW1Y 4NS, UK
                                  TEL: +44 171 468 7660  FAX 7657

                                                                    SCHEDULE 4.3




                          CAPITALIZATION OF THE COMPANY


Common Stock outstanding at September 15, 1999 -                                                       23,332,736

         1995 IPO Warrants, expire Jan. 2000, $4 per share                               183,632
         1995 Consultant Warrants, expire Oct. 2000, $0.59 per share                     546,399
         1997 Private Placement Warrants, expire Nov. 2002, $1 per share               1,334,958
         Options granted pursuant to "1993 Plan"                                       3,852,182
         Options granted pursuant to Consultant Stock Option Plan                      1,807,500
         Options granted to CEO & Consultant outside of Plans                          2,586,773
         Shares issuable based on Sales milestones of CBP-1011                           440,000
         Shares issuable based on FDA milestones of second
                  generation drug from Fc-receptor technology                            280,000
         Options issuable pursuant to Consultant Stock Option Plan                       692,500
         Options issuable pursuant to "1993 Plan"                                        293,285
                                                                                      ----------
                                                                                      12,017,229

Total Common Stock  Outstanding and Issuable Shares                                                     35,349,965

Authorized Common Stock Shares
                                                                                                        50,000,000

Remaining Common Stock for Issuance                                                                     14,650,035

Authorized Preferred Stock                                                             5,000,000

Preferred Stock Outstanding                                                                 0

                                                                    SCHEDULE 4.8



                            MATERIAL ADVERSE CHANGES

         None

                                                                   SCHEDULE 4.16



                     LIST OF PATENTS AND PATENT APPLICATIONS

PURGATIVE

Non-Aqueous colonic Purgative Formulations, U.S. Patent # 5,616,346, issued April 1, 1997.

Non-Aqueous colonic Purgative Formulations, PCT application pending in Europe & Canada, WO 97/41838.

Non-Aqueous colonic Purgative Formulations, pending worldwide, filed March 7, 1997.


FC RECEPTORS

Inhibition of Immune Clearance using Progesterone Analogues, U.S. Patent # 4,902,681, issued February 20, 1990.

Inhibition of Immune Clearance using Progesterone Analogues, U.S. Patent # 4,908,358, issued March 13, 1990.

Methods of Treating Disease Characterized by Interactions of IgG-Containing Immune Complexes with Macrophage Fc Receptors Using Antiestrogenic Benzothiophenes, U.S. Patent # 5,075,321, issued December 29, 1991.

Chimeric IGG Fc Receptors, U.S. Patent # 5,641,863, issued June 24, 1997.

DNA Encoding Chimeric IGG Fc Receptors, U.S. Patent # 5,641,875, issued June 24, 1997

Methods of Stimulating Phagocytosis, U.S. Patent # 5,776,910, issued July 7,
1998.

Methods of Stimulating Phagocytosis, U.S. Patent # 5,821,071 issued October 13, 1998.

Methods of Inhibiting Phagocytosis, U.S. Patent # 5,858,981, issued January
1999.

Methods of Inhibiting Phagocytosis, pending worldwide PCT/US96/11108 filed September 30, 1994 and PCT /US96/10494, filed June 7, 1996.

Methods of Stimulating Phagocytosis, pending worldwide PCT US94/11111, filed September 30, 1994.

Method of treating atherosclerosis, pending.

THROMBOSPONDIN

Use of Thrombospondin to Promote Wound Healing, U.S. Patent # 5,155,038, issued October 13, 1992.

Peptide Fragments and analogs of Thrombospondin and Methods of Use, U.S. Patent # 5,190,918, issued March 2, 1993.

Method for using Synthetic Analogs of Thrombospondin for Inhibiting Metastasis Activity, U.S. Patent 5,190,920, issued March 2, 1993.

Use of Peptide Analogs of Thrombospondin for the Inhibition of Angiogenic Activity, U.S. Patent 5,200,397, issued April 6, 1993.

Cys-Ser-Val-Thr-Cys-Gly Specific Tumor Cell Adhesion Receptor, U.S. Patent # 5,367,059, issued November 22, 1994.

Peptide fragments and analogs of thrombospondin, U.S. Patent # 5,426,100, issued June 20, 1995.

Method of Using Synthetic Analogs of Thrombospondin for Inhibiting Angiogenesis Activity, U.S. Patent # 5,506,208, April 9, 1996.

Synthetic analogs of Thrombospondin and Therapeutic Use Thereof, U.S. Patent # 5,648,461, issued July 15, 1997.

Peptides having thrombospondin-like activity and their therapeutic use, U.S. Patent # 5,654,277, issued August 5, 1997.

Peptide Fragments and Analogs of Thrombospondin, U.S. Patent # 5,840,692, issued November 24, 1998.

Synthetic analogs of Thrombospondin and Therapeutic uses Thereof, pending.

Retroinverso polypeptides that mimic or inhibit thrombospondin activity, pending.

Peptide Fragments and Analogs of Thrombospondin, pending.

Compositions for treating Doxorubicin-Resistant Tumor Cells, pending.

Cys-Ser-Val-Thr-Cys-Gly Specific Tumor Cell Adhesion Receptor, pending.

Most of the applications are pending worldwide.

                                                                   SCHEDULE 4.18



                                   LITIGATION


None to which the Company is aware.

                                                                   SCHEDULE 4.23



                         BROKERS/FINDERS AND COMMISSIONS


Ladenburg Thalman & Co., Inc.
590 Madison Avenue
New York, New York 10022

         Finders Fee - 4-1/2 % of Aggregate Capital Raised
         Expense Allowance - $11,250


Paul Revere Capital Corp.
525 Nortern Blvd.
Great Neck NY 11021

         Finders Fee - 1-1/2% of Aggregate Capital Raised
         Expense Allowance - $3,750